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                                                                    EXHIBIT 99.1

              Lynx Announces Transfer to the Nasdaq SmallCap Market

HAYWARD, CA - MAY 22, 2003 - Lynx Therapeutics, Inc. (Nasdaq: LYNX) reported that the listing of its common stock is being transferred to The Nasdaq SmallCap Market effective upon the open of business today. Nasdaq has elected to transfer Lynx's common stock to The Nasdaq SmallCap Market based on Lynx's reported stockholders' equity of $8,107,000 for the quarter ended March 31, 2003, which is below the minimum shareholders' equity requirement for continued listing on the Nasdaq National Market.

Lynx's common stock will continue to trade under the ticker symbol LYNX. The transfer to The Nasdaq SmallCap Market should not interrupt the trading in Lynx's common stock. Investors should experience no material difference in the way they obtain stock price quotes or news about Lynx.

Lynx's continued listing on The Nasdaq SmallCap Market is contingent upon the successful completion of a listing application and the Nasdaq review process. The process will require Lynx to file an application for new listing, pay all applicable listing fees and evidence compliance with requirements for continued listing on The Nasdaq SmallCap Market by no later than May 27, 2003.

About Lynx

Lynx is a leader in the development and application of novel genomics analysis solutions that provide comprehensive and quantitative digital gene expression information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. These solutions are based on Megaclone(TM) and MPSS(TM), Lynx's unique and proprietary cloning and sequencing technologies. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the continued listing of its common stock on the Nasdaq SmallCap Market. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "envisions," "hopes," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident," "could" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002. Lynx does not undertake any obligation to update forward-looking statements.

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